Exhibit 99.1

Foundation Coal and Alpha Natural Resources Announce

Successful Amendment of Foundation Credit Agreement

•	94% voting in favor demonstrates strong bank support for the merger
•	Amendment eliminates capital expenditure limitation and increases accordion feature of the revolver
•	Consent to amend the Foundation Credit Agreement marks an important step towards completion of the merger of Alpha Natural Resources and Foundation Coal

LINTHICUM HEIGHTS, Md. and ABINGDON, Va., May 27, 2009 – Foundation Coal Holdings Inc. (NYSE:FCL) and Alpha Natural Resources, Inc. (NYSE:ANR) announced today that, in connection with the proposed merger, 94% of the participating lenders consented to the amendment of the Foundation Credit Agreement (Agreement) on Friday, May 22, 2009.

James F. Roberts, Foundation Coal’s Chairman and CEO, commented, “Friday’s vote represents a strong show of support for the proposed transaction among banks participating in Foundation’s Credit Agreement. Consent was received from lenders representing 94% of the loans and commitments under the Agreement. This nearly unanimous vote is a tremendous outcome and moves us one step closer to completing our announced merger. I believe that our banks clearly understand the value of joining forces with Alpha.”

“This highly favorable vote far exceeded the required threshold of greater than 50%,” said Michael Quillen, Chairman and CEO of Alpha. “The widespread support of the banks in this credit agreement is a positive indication that we have structured the right transaction with the right partner. When we complete our transaction, Alpha will become one of America’s largest coal producers, with an industry-leading balance sheet and liquidity position that will enable us to continue to execute on our growth strategy, while delivering strong financial results.”

As part of the Amendment, Alpha and its subsidiaries will be included as guarantors of the amended Agreement. The Amendment will eliminate an existing covenant that limits annual capital expenditures and will provide for an increase in the Agreement’s accordion feature from $100 million to $200 million, raising the potential revolver to a total of $700 million. The Amendment will provide participating lenders an increased interest rate of London Interbank Offered Rate (LIBOR) plus 325 basis points on the utilized portion of the facility compared to the current interest rate of LIBOR plus 125 basis points.

The terms of the Amendment will not become operative until the Alpha/Foundation merger closes, Alpha terminates its existing credit facilities, and the amendment fee is paid to consenting lenders. The closing of the merger is not dependent on the Amendment becoming operational or on any other financing condition.

About Foundation

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

About Alpha

Alpha is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 88 percent of the company’s reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 50 mines supplying 10 coal preparation and blending plants. Alpha and its subsidiaries employ more than 3,600 people.

Forward-Looking Statements

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. Alpha Natural Resources, Inc. (“Alpha”) and Foundation Coal Holdings, Inc. (“Foundation”) caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the SEC, which are available at the SEC’s website http://www.sec.gov. Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information About this Transaction

In connection with the proposed merger, Foundation will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Alpha and Foundation that also constitutes a prospectus of Foundation. Alpha and Foundation will mail the joint proxy statement/prospectus to their respective stockholders. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when available) and other related documents filed by Alpha and Foundation with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by accessing Foundation’s website at www.foundationcoal.com under the tab “Investors” and then under the heading “Financial Information and SEC Filings”.

Participants in this Transaction

Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on April 3, 2009. You can find information about Foundation’s executive officers and directors in their definitive proxy statement filed with the SEC on April 3, 2009. You can obtain free copies of these documents from the Alpha or Foundation using the contact information above.

SOURCE Alpha Natural Resources, Inc.; Foundation Coal Holdings, Inc.

Contacts

Foundation Coal Holdings, Inc.

Todd Allen

VP, Investor and Media Relations

410-689-7632

tallen@foundationcoal.com

or

Alpha Natural Resources, Inc.

Ted Pile

VP, Communications and Corporate Affairs

276-623-2920

tpile@alphanr.com